INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cel-Sci Corporation on Form S-3 of our report dated December 8, 1997, appearing in the Annual Report on Form 10-K of Cel-Sci Corporation for the year ended September 30, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Washington, D.C.
January 15, 1998